EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SEI Investments Company:
We consent to the incorporation by reference in the registration statement (No. 2-73997, No. 333-41343, No. 333-63709, No. 333-111224, No. 333-149549, and No. 333-197598) on Form S-8 of SEI Investments Company of our reports dated February 25, 2019, with respect to the consolidated balance sheets of SEI Investments Company and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of SEI Investments Company.
Our report on the consolidated financial statements refers to a change in accounting principle for revenue recognition in 2018 and for stock-based compensation in 2017 due to the adoption of new accounting standards.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 25, 2019